AMT Free Insured, Annual Report, 7/31/06



Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2006 Putnam Management has
assumed $2,351 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).

72DD1 (000s omitted)		Class A	 $10,304
					Class B	  2,306
					Class C	    259

72DD2 (000s omitted)		Class M	    40


73A1					Class A	$0.558986
					Class B	0.465000
					Class C	0.442345

73A2					Class M	0.516568

74U1	(000s omitted)		Class A	 18,389
					Class B	  4,044
					Class C	    592

74U2	(000s omitted)		Class M	    76


74V1					Class A	$14.70
					Class B	14.72
					Class C	14.73

74V2					Class M	14.74

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.